Exhibit h.6

BAIRD FUNDS, INC.

AMENDMENT TO THE FUND ADMINISTRATION SERVICING AGREEMENT

        THIS AMENDMENT dated as of January 1, 2002 to the Fund Administration Servicing Agreement dated as of September 29, 2000, by and between Baird Funds, Inc., a Wisconsin corporation, Robert W. Baird & Co. Incorporated, a Wisconsin corporation, and Firstar Mutual Fund Services, LLC, a Wisconsin limited liability company shall be as follows:

        Effective January 1, 2002, the name Firstar Mutual Fund Services, LLC has been changed to U.S. Bancorp Fund Services, LLC. Accordingly, all references to Firstar Mutual Fund Services, LLC in this Agreement should be replaced with U.S. Bancorp Fund Services, LLC. Similarly, any references to Firstar Bank, N.A. should be replaced with U.S. Bank, N.A.

        IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the day and year first written above.

BAIRD FUNDS, INC.	U.S. BANCORP FUND SERVICES, LLC
By: /s/ Brett Meili	By: /s/ Christine Gray
ROBERT W. BAIRD & CO. INCORPORATED
By: /s/ Russell P. Schwei